EXHIBIT 5.1
August 5, 2024
TrueBlue, Inc.
1015 A Street
Tacoma, Washington 98402
Re: Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of TrueBlue, Inc.
Ladies and Gentlemen:
We have acted as counsel to you to render this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to up to an additional 840,000 shares of TrueBlue, Inc. common stock, no par value (the "Shares"), authorized for issuance under the Company’s Amended and Restated 2016 Omnibus Incentive Plan (the “Plan”).
We have examined the Registration Statement and such documents and records of TrueBlue, Inc. as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans, upon the registration by the registrar of such Shares and the issuance thereof by TrueBlue, Inc. in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Perkins Coie LLP